Exhibit 2.1

Execution version

SHARE PURCHASE AGREEMENT

CONCERNING

SHARES IN

MIE4 HOLDING 5 APS AND MUUTO HOLDING APS

Contents

1.	Definitions and interpretation	3
2.	Introduction	13
3.	Conclusion of Agreement	14
4.	Sale and purchase of Sale Shares	15
5.	Purchase Price	15
6.	Pending Closing	18
7.	Closing conditions	21
8.	Closing	23
9.	Actions after Closing	26
10.	Due Diligence	27
11.	Sellers’ Warranties	27
12.	Buyer’s Warranties	27
13.	Specific indemnities	28
14.	Sellers’ Liability	29
15.	Restrictive Covenants	34
16.	Confidentiality and publication	35
17.	Other provisions	36
18.	Governing law and disputes	39

Schedules

Schedule 1.9	Allocation Principles
Schedule 1.44	Insurance Policy
Schedule 1.47	Interim Accounts
Schedule 1.66	Permitted Leakage
Schedule 1.74	Division of Sale Shares
Schedule 3.1(a)	Maj Invest’s signing documents
Schedule 3.1(b)	B Holding’s signing documents
Schedule 3.1(c)	KB’s signing documents
Schedule 3.1(d)	Unos’ signing documents
Schedule 3.1(e)	AK Cleemann’s signing documents
Schedule 3.2(a)	Buyer’s signing documents
Schedule 3.2(b)	Evidence of funding
Schedule 3.2(c)	Legal opinion
Schedule 5.2	Principles for calculation of Final Net Debt and Final Working Capital
Schedule 8.1.2	Form of release certificate from Jyske Bank A/S
Schedule 11.1	Sellers’ Warranties
Schedule 16.4	Press release

This Agreement was concluded on 10 December 2017 among

Maj Invest Equity 4 K/S

c/o Bech-Bruun

Langelinie Allé 35

2100 Copenhagen, Denmark

CVR no. 33887620

(“Maj Invest”)

and

B Holding 2005 ApS

c/o Jasmi Bonnén

Stormgade 35, 3. th.

1555 Copenhagen, Denmark

CVR no. 28680988

(“B Holding”)

and

KB ApS

c/o Muuto A/S

Østergade 36 - 38, 4.

1100 Copenhagen, Denmark

CVR no. 27332102

(“KB”)

and

Unos ApS

c/o Bruno Christesen

Thøger Larsens Alle 14

2750 Ballerup

CVR no. 34478783

(“Unos”)

and

AK Cleemann Holding ApS

Svalevej 26

2900 Hellerup

CVR no. 36684852

(“AK Cleemann”)

and

Knoll Denmark ApS

c/o Bech-Bruun

Langelinie Allé 35

2100 Copenhagen, Denmark

CVR no. 39147246

(the “Buyer”)

(Maj Invest, B Holding, KB, Unos and AK Cleemann individually a “Seller” and together the “Sellers”)

(The Sellers on the one side and the Buyer on the other side are together referred to as the “Parties” and individually a “Party”)

1.	Definitions and interpretation In the Agreement, the following words and expressions have the meanings stated below, unless the context requires otherwise.

1.1	“Accounting Principles”	The accounting principles set out in the Annual Report for the relevant Group Company.

1.2	“Accounts Date”	31 December 2016.

1.3	“Accounts Receivable”	Any trade accounts receivable, notes receivable, negotiable instruments and chattel paper of the Group.

1.4	“Adjustment Amount”	The difference between the Preliminary Purchase Price and the Purchase Price.

1.5	“Affiliate”	With respect to any Person, any other Person directly or indirectly, Controlling, or Controlled by, or under common Control with such Person.

1.6	“Agreed Closing Date”	As described in clause 8.2.

1.7	“Agreed Working Capital”	DKK 54,700,000.

1.8	“Agreement”	This agreement with Schedules.

1.9	“Allocation Principles”	The allocation principles set forth in Schedule 1.9.

1.10	“Annual Reports”	The audited annual report for the financial year ending at the Accounts Date for each of the Company, Muuto Holding and MIE4.

1.11	“Basket”	As described in clause 14.3.1(b).

1.12	“Breach”	Any failure to fulfil an obligation under this Agreement.

1.13	“Bring Down of Disclosures”

A review of the Sellers’ Warranties given at Closing with the individuals referred to in the definition of “Sellers’ Knowledge” immediately prior to the Closing Date to identify any facts or circumstances constituting a breach of any of the Sellers’ Warranties given at Closing.

1.14	“Business Day”	A day on which the commercial banks in Denmark and New York, New York, are generally open for banking business (except for banking business being conducted exclusively through the Internet).

1.15	“Buyer”	As set forth in the presentation of the parties.

1.16	“Buyer’s Knowledge”	The actual knowledge of Andrew Cogan, Antonella Serrao, Michael Arlotto and Michael Pollner.

1.17	“Cap”	As described in clause 14.3.2.

1.18	“Claim”	Any claim for damages raised by a Party against another Party due to a Breach.

1.19	“Closing”	The Parties’ mutual fulfilment of the obligations described in clause 8.

1.20	“Closing Date”	The date on which Closing takes place, as set out in clause 8.2.

1.21	“Closing Memorandum”	Minutes of the meeting at which Closing takes place.

1.22	“Closing Payment Amount”	As described in clause 5.4.

1.23	“Company”	Muuto A/S, CVR no. 28683944.

1.24	“Competing Business”

The business of companies that design, develop, produce and/or sell home and office accessories, lighting fixtures and furniture, or one of these categories, and which in the relevant categories are competing with the business of the Muuto Group, including such products and services as are, or - according to information Disclosed - contemplated to be, developed, produced, marketed and/or sold by the Muuto Group as of the Closing Date.

1.25	“Control”

The, direct or indirect, (i) possession of more than fifty (50) per cent of the ownership interest or voting rights in a legal entity, (ii) the right to appoint or remove the majority of the members of the board of directors (disregarding such members who are elected or appointed by the employees of such legal entity or by organisations of employees) or the similar management level of a legal entity, and/or (iii) the power to otherwise control the financial and operating policies of a legal entity, and “Controlling” and “Controlled” shall be construed accordingly.

1.26	“Corporate Documents”

The articles of association, the rules of procedure for the board of directors and similar documents constituting the foundation of a company and its shareholders’ and management’s organisation of the company’s activities.

1.27	“De Minimis Threshold”	As described in clause 14.3.1(a).

1.28	“Disclosed”	Any information, matter, fact or circumstance (i) set out in the Agreement, (ii) provided in writing at management presentations or Q&A Sessions; (iii) or fairly disclosed in writing to the Buyer, the Buyer’s Related Parties or its/their advisors in the Due Diligence Material or vendor due diligence reports prepared by the Sellers’ advisors in connection with the Transaction, to the extent such information, matter, fact or circumstance has been disclosed in the relevant context as to allow a reasonable buyer to assess the importance and the magnitude of such fact, matter or circumstance taking into consideration that the Buyer is a professional buyer.

1.29	“DKK”	Danish Kroner, the valid currency of Denmark.

1.30	“Due Diligence Material”

The information and documentation (including Q&A) made available to the Buyer and its advisers in the virtual data room accessible through https://datasite.merrillcorp.com. Each Party receives at Closing a disc/USB with a copy of the documents contained in the virtual data room.

1.31	“Equity Amount Calculation”	Has the meaning set out in clause 5.6.1.

1.32	“Estimated Net Debt”	The Sellers’ estimate of the Group’s Net Debt as at 11:59 PM CET, 31 December 2017 calculated in accordance with Schedule 5.2.

1.33	“Estimated Working Capital”	The Sellers’ estimate of the Group’s Working Capital as at 11:59 PM CET, 31 December 2017 calculated in accordance with Schedule 5.2.

1.34	“Expert”

A state-authorised public accountant appointed among the partners of an internationally recognised Danish auditing firm chosen by the Parties, and which has not advised any of the Parties or the Group during the past 3 years. If the Parties cannot agree on an audit firm within 15 (fifteen) Business Days or if the appointed audit firm is unwilling to appoint the Expert among its partners, the Expert will be a state-authorised public accountant appointed by FSR — Danish Auditors from another internationally recognised Danish auditing firm not having advised any of the Parties or the Group.

1.35	“Enterprise Value”	DKK 1,892,000,000.

1.36	“Final Equity Amount”	A DKK amount based on the Enterprise Value adjusted as set out in clause 5.2.

1.37	“Final Equity Amount Date”	The date on which the Final Equity Amount has been agreed or finally determined pursuant to clause 5.6.

1.38	“Final Net Debt”	The Group’s Net Debt determined as per 11:59 PM CET, 31 December 2017 in accordance with the principles set out in Schedule 5.2.

1.39	“Final Working Capital”	The Group’s Working Capital as determined per 11:59 PM CET, 31 December 2017 in accordance with the principles set out in Schedule 5.2.

1.40	“Fundamental Warranties”	Those of the Sellers’ Warranties set out in clauses 1, 2, 3, 4.1 and 4.2 of Schedule 11.1.

1.41	“Group”	MIE4 and the Muuto Group Companies, each of them a “Group Company”.

1.42	“Guarantor”	Means Knoll, Inc., a Delaware corporation, having its registered offices at 1235 Water St, East Greenville, PA, 18041 United States, listed on the New York Stock Exchange under KNL.

1.43	“Insurance Policy”

The terms and conditions for a representations and warranties insurance in the name of and acquired by the Buyer. The terms and conditions of such representations and warranties insurance will substantially be in the form as set out in Schedule 1.44.

1.44	“Insurer”	RiskPoint A/S.

1.45	“Intellectual Property Right”

Any patents, utility models, rights to inventions, copyright, design rights, trademarks and service marks, business names and domain names, rights in computer software, database rights, confidential information (including know-how and trade secrets), and all other intellectual property rights whether registered or unregistered.

1.46	“Interest”

An annual interest rate of 3,5 percentage points above 3-month CIBOR as published by Danmarks Nationalbank at 11:00 am on the Signing Date with the calculation of interest being made on the basis of days actually elapsed and 365 days per year.

1.47	“Interim Accounts”

The Disclosed interim accounts for each of MIE4, Muuto Holding and the Company as per 30 September 2017 which have been reviewed by Deloitte Statsautoriseret Revisionspartnerselskab pursuant to the International Standard on Review Engagements (ISRE) 2410 or similar standard, attached hereto as Schedule 1.47.

1.48	“Interim Accounts Date”	30 September 2017.

1.49	“Inventory”

All right, title and interest of the Group with respect to the inventory, including goods held for sale or to be furnished under a contract for service, and raw materials, work in process, or materials used or consumed by the Group.

1.50	“Law”	Any law, rule, regulation, international regulation or treaty.

1.51	“Leakage”

In respect of the period from 1 January 2018 through the Closing Date, and save to the extent constituting a Permitted Leakage, any;

(a)   transfer of value from any Group Company, including by way of dividend or distribution of profits or assets;

(b)   Save for AK Cleemann’s conversion of the Warrants as contemplated herein, issuance of securities, redemption or repurchase or repayment of shares, return of capital, payments of management fees, or similar payments;

(c)   asset transfer to the Sellers or a Sellers’ Related Party;

(d)   liabilities or obligations assumed, indemnified, waived or incurred; paid or made or agreed to be made, as applicable,

(e)   third party costs or expenses paid or payable by any Group Company relating to the Transaction, including bonus payments or retention payments relating to the Transaction (e.g. director’s, management, advisory or professional fees and expenses, any exit bonuses or other discretionary bonuses for management triggered by the successful completion of the Transaction) irrespective of whether such fees etc. are incurred and/or invoiced before or after the Closing Date;

in each case provided that such transfer of value, assumption of liability, etc., is made by a Group Company to or for the benefit of a Seller or a Seller’s Related Party, (other than a Group Company).

1.52	“Locked Box Amount”	Has the meaning set out in clause 5.3.

1.53	“Locked Box Interest”	Has the meaning set out in clause 5.3.

1.54	“Long Stop Date”	1 March 2018, subject to clause 7.3(c).

1.55	“Loss”	Any loss suffered by a Party under the Agreement in respect of which such Party has raised or may raise a Claim, subject to the limitations set out in this Agreement, including clause 14.1.1.

1.56	“MIE4”	MIE4 Holding 5 ApS, CVR no. 36039604.

1.57	“MIE4 Share”	An issued and outstanding share in MIE4 of a nominal amount of DKK 1.

1.58	“Muuto Group”	Muuto Holding, the Company and the Subsidiary, each of them a “Muuto Group Company”.

1.59	“Muuto Holding”	Muuto Holding ApS, CVR no. 36040785.

1.60	“Muuto Holding Share”	An issued and outstanding share in Muuto Holding of a nominal amount of DKK 1.

1.61	“Net Debt”	Has the meaning set out in Schedule 5.2.

1.62	“Non-Complying Person”	As described in clause 15.3.

1.63	“Notice”	As described in clause 14.5.1.

1.64	“Parties”	As defined in the presentation of parties.

1.65	“Pay-Off Amounts”

Such amount as notified under clause 8.1.2 as being the amount required (i) to discharge the indebtedness (whether or not due and payable) owed under the Secured Debt at the Closing Date; and (ii) to release all guarantees and security in relation to the Secured Debt at the Closing Date, assuming that such discharge and release take effect from the Closing Date, and such amount being inclusive of any applicable break costs, prepayment or early termination fees and other related fees or fees of a similar nature.

1.66	“Permitted Leakage”	Any transfer of value specified in Schedule 1.66 or any Taxes arising out of such transfer.

1.67	“Preliminary Equity Amount”

A DKK amount based on the Enterprise Value adjusted as set out in clauses 5.2, but applying the Estimated Net Debt and Estimated Working Capital in place of the Final Net Debt and Final Working Capital.

1.68	“Person”	Any natural person or legal person/entity.

1.69	“Preliminary Locked Box Amount”	The preliminary locked box amount to be calculated on the basis of the principles set out in clause 5.3 but applying the Preliminary Equity Amount in place of the Final Equity Amount.

1.70	“Preliminary Purchase Price”

The preliminary purchase price to be paid at Closing as calculated on the basis of the principles set out in clauses 5.1 - 5.3, but applying the Estimated Net Debt, Estimated Working Capital and Preliminary Locked Box Amount in place of the Final Net Debt, Final Working Capital and the Locked Box Amount.

1.71	“Purchase Price”	Has the meaning set out in clause 5.1.

1.72	“Q&A Sessions”	The Q&A sessions held between the Buyer together with its advisors and certain employees of the Group during the course of the due diligence process.

1.73	“Related Party

Any shareholder or Affiliate of a Party (directly or indirectly), any board member, executive director, manager, or shareholder of a Party, any Person closely related to any such Party or any legal entities Controlled by said Persons including any immediate family member of any of the foregoing, but excluding any Group Company.

1.74	“Sale Shares”

A nominal amount of DKK 70,000 MIE4 Shares, corresponding to 100 per cent of the share capital of MIE4, and a nominal amount of DKK 13,750,000 Muuto Holding Shares (divided into 13,375,000 class B-shares, and 375,000 class C-shares). The Muuto Holding Shares will upon conversion of the Warrants be increased with a total nominal amount of DKK 773,196 class C-shares entailing a total nominal amount of DKK 14,523,196 Muuto Holding Shares, corresponding to 100 per cent of the share capital of Muuto Holding. At Closing, the Sale Shares will be owned by the Sellers as set forth in Schedule 1.74.

1.75	“Schedule”	A schedule to the Agreement.

1.76	“Secured Debt”	The Company and Muuto Holding’s outstanding indebtedness as of the Closing Date under any financing agreement with Jyske Bank A/S.

1.77	“Sellers’ Bank Account”	The client account of Bruun & Hjejle Advokatpartnerselskab, which is a DKK account with Nordea, reg. no. 2191, account no. 6272 191 989, IBAN DK5920006272191989 and SWIFT NDEADKKK.

1.78	“Sellers”	Maj Invest, B Holding, KB, Unos and AK Cleemann.

1.79	“Sellers’ Knowledge”

The actual knowledge of Kristian Byrge, Peter Bonnén, Thomas Riis, Erik Preben Holm, Anders Cleemann and Jesper Møller, Christian Ernemann, Anders Bergmann Jacobsen, Line Brockmann Juhl and Christian Grosen Rasmussen as at the Signing Date.

1.80	“Sellers’ Representatives”	As defined in clause 17.2.1.

1.81	“Sellers’ Warranties”	As described in Schedule 11.1.

1.82	“Shareholders’ Agreements”	All shareholders’ agreements in place between two or more Sellers pertaining to the ownership over the Muuto Holding Shares.

1.83	“Signing Date”	The date and time of the day on which all the Parties have signed the Agreement.

1.84	“Subsidiary”	Muuto US Inc.

1.85	“Taxes”

Any and all direct and indirect taxes including, without limitation, income tax, corporate tax, VAT, turnover/sales taxes, welfare benefits and similar taxes, wage tax and special pay-roll tax (in Danish: “lønsumsafgift”), duties and charges.

1.86	“Third Party Rights”	Any type of legal charge, right of first refusal, purchase option, retention of title, option, title and any other current or potential third party right.

1.87	“Transaction”	The transaction contemplated by this Agreement, i.e., the transfer of the Sale Shares from the Sellers to the Buyer.

1.88	“Warrants”	773,196 warrants issued by Muuto Holding, each warrant entitling the holder to convert the warrant into nominal DKK 1 class C Muuto Holding Share.

1.89	“Warranties”	The representations and warranties made by the Sellers and the Buyer, respectively, as set out in clauses 11 and 12, each of them a “Warranty”.

1.90	“Working Capital”	Has the meaning set out in Schedule 5.2.

1.91                       The Agreement is the result of the Parties’ negotiations, and it shall not be interpreted against a Party as a consequence of such Party having drafted or made amendments to one or more of the provisions of the Agreement.

1.92                       Expressions, such as “including” and similar expressions, mean “including, but not limited to”.

1.93                       Words in the singular include the plural and vice versa.

1.94                       The headings of the Agreement are for guidance only and have no legal effect on the understanding or interpretation of the provisions of the Agreement.

1.95                       If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day.

2.                                     Introduction

2.1                              Maj Invest is the current owner of all shares issued by MIE4.

2.2                              MIE4, B Holding, KB, Unos are, in the aggregate, the current owners of all Muuto Holding Shares and AK Cleemann owns all the Warrants issued by Muuto Holding. AK Cleemann will prior to Closing convert all Warrants into Muuto Holding Shares.

2.3                              Muuto Holding is the current owner of all shares issued by the Company.

2.4                              The Company and its Subsidiary are primarily engaged in the development, production, sale and distribution of furniture and interior design.

2.5                              Maj Invest wishes to sell all of its MIE4 Shares and B Holding, KB, Unos and AK Cleemann (upon conversion of the Warrants), respectively, wish to sell all of their Muuto Holding Shares. The Buyer wishes to acquire the Sale Shares against payment of the Purchase Price, and on the terms and subject to the conditions, set out herein.

2.6                              In order to facilitate an efficient process and coverage of the Sellers’ Warranties, the Parties will arrange for a buyer’s representations and warranties insurance in the name of and at the expense of the Buyer, on the terms and conditions set forth in the Insurance Policy.

3.                                     Conclusion of Agreement

3.1                              On the Signing Date, the Sellers have provided the below documentation evidencing:

(a)                      that the Agreement has been duly signed by Maj Invest in accordance with Maj Invest’s rules regulating the power to bind Maj Invest, attached as Schedule 3.1(a);

(b)                       that the Agreement has been duly signed by B Holding in accordance with B Holding’s registered rules regulating the power to bind B Holding by way of a transcript from the Danish Business Authority as of the Signing Date, attached as Schedule 3.1(b);

(c)                        that the Agreement has been duly signed by KB in accordance with KB’s registered rules regulating the power to bind KB by way of a transcript from the Danish Business Authority as of the Signing Date, attached as Schedule 3.1(c);

(d)                       that the Agreement has been duly signed by Unos in accordance with Unos’ registered rules regulating the power to bind Unos by way of a transcript from the Danish Business Authority as of the Signing Date, attached as Schedule 3.1(d); and

(e)                        that the Agreement has been duly signed by AK Cleemann in accordance with AK Cleemann’s registered rules regulating the power to bind AK Cleemann by way of a transcript from the Danish Business Authority as of the Signing Date, attached as Schedule 3.1(e).

3.2                              On the Signing Date, the Buyer has provided the below documentation:

(a)                       evidence that the Agreement has been duly signed by the Buyer in accordance with the Buyer’s registered rules regulating the power to bind the Buyer by way of a transcript from the Danish business authorities as of the Signing Date, attached as Schedule 3.2(a);

(b)                       evidence of the Buyer’s ability to finance the Purchase Price; attached as Schedule 3.2(b); and

(c)                        legal opinion from Jenner & Block, US legal counsel to the Guarantor attached as Schedule 3.2(c).

4.                                     Sale and purchase of Sale Shares

4.1                              The Sellers sell the Sale Shares to the Buyer, and the Buyer buys the Sale Shares from the Sellers, free from any Third Party Rights and subject to the terms and conditions set out in the Agreement.

4.2                              Subject to Closing and with effect from the Closing Date, the Buyer acquires all rights attaching to the Sale Shares, including title, voting rights and the right to receive dividends.

5.                                     Purchase Price

5.1                              The purchase price payable by the Buyer in favour of the Sellers for the sale and transfer of the Sale Shares shall be a DKK amount corresponding to the Final Equity Amount plus the Locked Box Amount (“Purchase Price”).

5.2                              The Final Equity Amount shall be calculated in DKK and correspond to the Enterprise Value;

(a)                       plus the Final Net Debt, if the amount is lower than DKK 0 (net cash), or less the Final Net Debt, if the amount exceeds DKK 0 (net debt). The Final Net Debt will be calculated in accordance with the principles set out in Schedule 5.2 containing illustrative examples of the calculation of the Final Net Debt; and

(b)                       plus the amount by which the Final Working Capital exceeds the Agreed Working Capital or less the amount by which the Agreed Working Capital exceeds the Final Working Capital. The Final Working Capital will be calculated in accordance with the principles set out in Schedule 5.2 containing illustrative examples of the calculation of the Final Working Capital.

5.3                              The locked box amount (“Locked Box Amount”) shall be calculated as the Interest on the Final Equity Amount (“Locked Box Interest”), such interest amount to be calculated by dividing the number of days lapsed from 1 January 2018 until and including the Closing Date, by 365. The Locked Box Interest shall not be calculated on a yearly compounded basis.

5.4                              If Closing occurs before the date falling 5 Business Days after the Final Equity Amount Date, the Buyer shall at Closing pay the Preliminary Purchase Price to the Sellers, which shall subsequently be adjusted in accordance with clause 5.8. If Closing occurs on or later than the date falling 5 Business Days after the Final Equity Amount Date, the Buyer shall at Closing pay the Final Purchase Price, which amount shall not be subject to the adjustment set out in clause 5.8. The amount to be paid at Closing shall be referred to as the “Closing Payment Amount”.

5.5                              Closing payments

5.5.1                    At Closing, the Buyer shall pay to the Sellers’ Representatives the Closing Payment Amount in immediately available DKK funds with value date as of the Closing Date by way of transfer of such funds to the Sellers’ Bank Account. Any transfer fees related to the transfer of the funds shall be carried out by the Buyer and shall not be deducted from the amount paid to the Sellers’ Representatives.

5.5.2                    The Closing Payment Amount shall be allocated among the Sellers in accordance with the Allocation Principles. Any amounts payable by the Buyer to the Sellers or the Sellers’ Representatives, as applicable, shall be distributed among the Sellers by the Sellers’ Representatives and such distribution shall be of no concern to the Buyer.

5.6                              Calculation of the Final Equity Amount

5.6.1                    No later than 30 March 2018, the Sellers’ Representatives must send a draft calculation to the Buyer of (i) the Final Equity Amount calculated in accordance with clause 5.2, including calculations of (ii) the Final Net Debt and (iii) the Final Working Capital (the “Equity Amount Calculation”). The Equity Amount Calculation must include a consolidated pro forma balance sheet of the Group as per 31 December 2017 prepared on the basis of the audited annual accounts for 2017 of each of the relevant Group Companies in accordance with the Accounting Principles. The pro forma consolidation included in the Equity Amount Calculation must be reviewed by the Company’s auditor. In case of discrepancies between the Accounting Principles and the principles set out in Schedule 5.2, the principles set out in Schedule 5.2 shall prevail in the Equity Amount Calculation, and each of the Parties shall be entitled to argue that the principles set out in Schedule 5.2 shall be used as the basis for preparing the Equity Amount Calculation rather than the audited annual accounts for 2017 if there is a discrepancy between the two. The Buyer must procure that the Group makes available all relevant information and employees reasonably required to enable the Sellers’ Representatives to prepare the Equity Amount Calculation.

5.6.2                    The Buyer shall as soon as possible and no later than fifteen (15) Business Days from the date of submission by the Sellers’ Representatives of the Equity Amount Calculation provide notice to the Sellers’ Representatives if the Buyer has objections to any matter or item in the draft Equity Amount Calculation. This notice must specify in reasonable detail the nature of the objections and include specific proposals for adjustment of each disputed matter or item in the Equity Amount Calculation.

5.6.3                    If the Buyer agrees to the Equity Amount Calculation or if the Buyer does not notify the Sellers’ Representatives in accordance with and within the time limit set out in clause 5.6.2 of any objections to the Equity Amount Calculation, the Equity Amount Calculation and the Final Equity Amount set out therein shall be deemed final and binding upon the Parties.

5.6.4                    If the Buyer notifies the Sellers’ Representatives in accordance with and within the time limit set out in clause 5.6.2 of any objections to any matter or item in the Equity Amount Calculation, the Sellers’ Representatives and the Buyer shall attempt to resolve their differences and reach agreement within fifteen (15) Business Days. If the Parties fail to do so, then (i) adjustment of the Equity Amount Calculation shall be deemed final and binding upon the Parties with respect to any undisputed amounts, and any adjustment to be made in accordance with clause 5.8 shall be made, and (ii) either of the Parties may ask that the disputed matters be referred to the Expert for settlement provided that the disputed matters relate to accounting, financial or calculation matters. As such, the Expert shall act as an expert and not as an arbitrator and shall not decide on legal issues. The Buyer shall ensure that the Expert is granted access to all relevant material and employees with the Group.

5.6.5                    The Expert shall review the objections made by the Buyer and proposed amendments, if any, by either of the Parties, decide on the disputed matters, and determine the Equity Amount Calculation. The Expert shall apply the Accounting Principles and the principles set out in Schedule 5.2. In case of discrepancies between the Accounting Principles and the principles set out in Schedule 5.2, Schedule 5.2 shall prevail.

5.6.6                    The Equity Amount Calculation determined by the Expert is final and binding upon the Parties, and shall, except in case of fraud, or manifest error, or if the dispute concerns a legal issue, be applied by the Parties. The Expert shall deliver his/her decision to the Parties no later than twenty (20) Business Days after having been appointed.

5.7                              Costs

5.7.1                    Costs relating to the calculation of the Purchase Price are to be borne by the respective Parties. The fee to the Expert must be paid in accordance with the decision made by the Expert, taking into account whether a Party has prevailed in its argumentation.

5.8                              Adjustment Amount

5.8.1                    If in accordance with clause 5.4 the Preliminary Purchase Price must be or has been paid at Closing, the Purchase Price, and on this basis the Adjustment Amount, shall be calculated and the Preliminary Purchase Price shall be adjusted not later than 3 Business Days after the Final Equity Amount Date.

5.8.2                    If applicable, the adjustment shall be made as follows;

(A)                     if the Purchase Price exceeds the Preliminary Purchase Price the Buyer shall pay an amount corresponding to the Adjustment Amount to the Sellers’ Representatives corresponding to such excess.

(B)                     if and to the extent the Purchase Price is lower than the Preliminary Purchase Price the Sellers shall pay an Adjustment Amount to the Buyer corresponding to such shortfall.

5.8.3                    In the event any Adjustment Amount is payable by the Seller or the Buyer, as applicable, pursuant to this clause 5.8, such Adjustment Amount shall be settled as soon as possible and shall include Interest from the Closing Date until payment unless such missing payment is caused by the relevant of the Buyer and the Sellers not providing its bank account details to which the Adjustment Amount can be transferred without undue delay after the Adjustment Amount has been settled.

6.                                     Pending Closing

6.1                              Operations between the Signing Date and the Closing Date

6.1.1                    Maj Invest undertakes to procure on behalf of MIE4 and the Sellers undertake to procure on behalf of the Muuto Group Companies that except as contemplated by this Agreement, in the period from the Signing Date until Closing, each Group Company;

(a)                       operates its business in the ordinary course and in accordance with existing practice;

(b)                       does not participate in any acquisitions by merger or consolidation with, purchase of equity interest of or purchase of substantially all of the assets of, or otherwise acquire, any business, or make any investment in, any Person or merger or consolidate with any Person;

(c)                        does not enter into, conclude, terminate or change the terms or conditions of any agreements with the Sellers or the Sellers’ Related Parties, except if such conclusion, termination or change has been Disclosed prior to Signing;

(d)                       does not create, allot, grant, repay, redeem, repurchase, or issue any shares or other securities in any Group Company or any option or other right to subscribe for or acquire any of its shares or other securities, save for as necessary to effect AK Cleemann’s conversion of the Warrants in connection with Closing;

(e)                        does not pass any resolutions at general meetings or change its Corporate Documents, unless otherwise provided by mandatory statutory provisions or contemplated by this Agreement, save for as necessary to implement the capital increase relating to AK Cleemann’s conversion of the Warrants prior to Closing;

(f)                         does not grant any Third Party Rights over any of its material assets or give any guarantee or indemnity or other agreement to secure any obligation of a third party;

(g)                        maintains the insurance policies in accordance with the existing terms and conditions and does not settle any insurance claim made by or on behalf of any Group Company substantially below the amount claimed;

(h)                       does not make any change to the Accounting Principles or to any accounting practice or policy except as required by Law or accounting regulation or standards;

(i)                           does not make or change any material tax election or tax structure, change any annual tax accounting period or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

(j)                          does not dismiss any of the key employees (as designated in Sub-Schedule 7.5 to Schedule 11.1) other than in case of material breach of contract, or change their employment terms, including by awarding bonuses and entering into other compensation arrangements, except for changes made within the ordinary course of business;

(k)                       does not acquire any material assets from any third party, except for in the ordinary course of business;

(l)                           does not dispose of any material assets, including any material Intellectual Property Right;

(m)                   does not incur any indebtedness for borrowed money to any Person outside the Group, except (i) for in the ordinary course of business or (ii) in connection with repayment and discharge of indebtedness owed under and release of guarantees and security in relation to the Secured Debt as contemplated by this Agreement);

(n)                      does not materially change its policies or procedures for currency hedging;

(o)                      does not initiate any material litigation or arbitration or waive, release, assign, settle or compromise any material claim or any material legal action;

(p)                      continue existing business practices compliant in all material respects with applicable Laws;

(q)                      does not take any action or enter into any contract or agreement which breaches this Agreement or clearly prohibits the consummation of the Transaction; and

(r)                         does not become subject to any Leakage other than Permitted Leakage during the period from 1 January 2018 through the Closing Date.

6.1.2                    Clause 6.1 shall not be applicable to actions or operations set out in 6.1.1(a) - 6.1.1(r) if such actions or operations were taken (i) with the Buyer’s written approval (such approval not to be unreasonably withheld or delayed) and/or (ii) as required or permitted by this Agreement.

6.2                              Conversion of Warrants

6.2.1                    AK Cleemann undertakes to convert all of its Warrants into Muuto Holding Shares before Closing, in order for these newly issued Muuto Holding Shares to be included as part of the Sale Shares, and the other Sellers undertake to take any action within their power which may be necessary for the due conversion of the Warrants into Muuto Holding Shares.

6.3                              Financing commitment documentation

6.3.1                    The Guarantor irrevocably and unconditionally, as direct and primary obligor (in Danish: selvskyldnerkautionist), guarantees to the Sellers (i) the full and punctual payment of all amounts payable by the Buyer from time to time pursuant to the Agreement, including any Claim the Sellers may have against the Buyer and (ii) the full and punctual fulfilment by the Buyer of all the Buyer’s other obligations in accordance with this Agreement (each a “Guaranteed Obligation”). Upon failure by the Buyer to pay, and/or otherwise to perform, punctually any Guaranteed Obligation, the Guarantor shall forthwith on demand pay the amount not paid, and/or perform and fulfil the obligation not performed or fulfilled, at the place and in the manner specified in the Agreement.

The Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations have been paid, and/or otherwise performed, in full.

6.3.2                    During the period between the Signing Date and Closing Date (both dates inclusive), the Buyer and the Guarantor, as applicable, shall not, in each case save with the prior written consent of the Sellers (such approval not to be unreasonably withheld or delayed):

(a)                       terminate or amend any equity commitment letter, debt commitment letter or any other documentation, certificate, undertaking or agreement provided to the Sellers as part of the Buyer’s evidence of funding as set out in Schedule 3.2(b); or

(b)                       do or omit to do any other thing which could reasonably be expected to create uncertainty as to the availability of the Buyer’s financing commitments as set out in any equity commitment letter, debt commitment letter or any other documentation, certificate, undertaking or agreement provided to the Sellers as part of the Buyer’s evidence of funding as set out in Schedule 3.2(b).

7.                                     Closing conditions

7.1                              Each Party must complete Closing if the following conditions are fulfilled (or waived by the relevant Party) no later than at Closing:

(a)                       No current rules or legislation renders Closing unlawful, and no injunction, judgment, court order, pending legal proceedings or ongoing investigations prevent Closing.

7.2                              Each Party undertakes to use its best efforts to contribute to the fulfilment of the conditions stated in clause 7.1 as soon as possible and prior to Closing, including by making available any relevant information.

7.3                              Upon having conducted due antitrust and/or merger control screening, the Buyer has concluded that the Transaction will not trigger any requirement to complete merger filings with the Danish or any foreign competition authority, including the EU competition authorities. Immediately following the Signing Date, the Buyer must share the Buyer’s merger control analysis with the Sellers. If the Sellers in their reasonable opinion believe that the Buyer’s merger control analysis is incorrect and that a merger filing is required in any jurisdiction, the Parties agree that:

(a)                       The Buyer shall promptly apply for any approval from the relevant competition authorities. The Buyer will keep the Sellers’ Representatives informed in writing of its communication with the relevant competition authorities and send a copy of all material sent to the relevant authorities at the request of the Sellers’ Representatives. Each of the Buyer and the Sellers’ Representatives is entitled to participate in all significant discussions with the relevant competition authorities. The Sellers’ Representatives shall cooperate with the Buyer and must deliver the documents reasonably relevant for such applications at the request of the Buyer,

(b)                       If any clearance as referred to in clause 7.3 are granted only if commitments are offered and/or accepted to remove competition law concerns, the Buyer shall offer and accept any such commitments and the Buyer shall without undue delay arrange for or procure that the Buyer and/or any of the Buyer’s group companies, respectively, accepts and implements such pre-Closing actions as are necessary to permit Closing without this giving rise to any adjustment of the consideration payable for the Sale Shares so that the sale and transfer of the Sale Shares as contemplated by this Agreement may be completed. Similarly, post-Closing the Buyer shall procure that the relevant Group Companies and any of the Buyer’s group companies undertake and/or complies with any commitments required by any competition authority to permit the sale and transfer of the Sale Shares as contemplated by this Agreement.

(c)                        The Long Stop Date shall be prolonged until all merger control approvals have been obtained or relevant waiting periods have expired.

7.4                              The Agreement may only be terminated prior to Closing by

(a)                       the Sellers or the Buyer, if the other (or both) Party fails to fulfil or refuses to waive a Closing condition stated in clause 7.1 no later than on the Long Stop Date;

(b)                       the Sellers or the Buyer if facts or circumstances have occurred which renders any of the Fundamental Warranties untrue in any material respect; or

(c)                        by the Parties’ written agreement.

7.5                              Notwithstanding the above, a Party may not rely on the failure of the closing conditions to be satisfied as grounds for terminating this Agreement if such failure is caused by such Party’s breach of its obligation to use its best efforts or to act in good faith to ensure that such closing condition is duly and timely satisfied.

7.6                              In case of termination of this Agreement as set forth in clause 7.4, neither of the Parties shall have any liability towards the other Party unless the reason why Closing has not occurred is a consequence of such Party being in breach of any of its obligations under this Agreement. In case of termination of this Agreement caused by a Party being in breach of any of its obligations under this Agreement, the other Party shall be entitled to exercise any remedy available according to applicable Law and/or this Agreement. The limitations set out in clause 14.3.1 (De Minimis and Basket), and 14.3.2 (Cap) shall not apply.

7.7                              Notwithstanding termination of the Agreement under clause 7.4, the Parties’ obligations under clauses 15 and 18 will survive for an indefinite term.

8.                                     Closing

8.1                              No later than 5 Business Days prior to the Closing Date, the Sellers must deliver to the Buyer:

8.1.1                    a draft Closing Memorandum;

8.1.2                    a certificate from Jyske Bank A/S in all material respects in accordance with the form attached as Schedule 8.1.2; and

8.1.3                    if Closing is expected to occur before the date falling 5 Business Days after the Final Equity Amount Date, a calculation of the draft Preliminary Purchase Price, including (i) the Preliminary Equity Amount, (ii) the Estimated Net Debt and (iii) the Estimated Working Capital.

8.2                              Closing will take place at Bruun & Hjejle Advokatpartnerselskab, Nørregade 21, 1165 København K, Denmark, on 15 January 2018, at 9:00 am, if the Closing conditions stated in clause 7.1 have been fulfilled, waived or are capable of being satisfied at Closing no later than 3 Business Days prior to that date. If this is not possible, the Closing must instead take place on a later date but as soon as possible after the conditions stated in clause 7.1 have been fulfilled, waived or are capable of being satisfied at Closing (in no event later than on the Long Stop Date).

8.3                              At Closing, the Sellers must deliver the following documents:

(a)                       Documentation that AK Cleemann has converted all Warrants into Muuto Holding Shares and that these Muuto Holding Shares have been duly issued.

(b)                       A signed waiver letter documenting that, subject to Closing occurring (i) any restrictions on transferability of the Sale Shares, (ii) any pre-emption rights, right of first refusal, drag- or tag-along rights or any similar rights or obligations, and (iii) any obligations to be observed, notifications to be made or similar requirements to be complied with under each of the Shareholders’ Agreements have been fully and unconditionally waived by all parties to each of the Shareholders’ Agreements.

(c)                        Evidence that Muuto Holding’s board of directors have granted its consents to the sale and transfer of the Sale Shares to the Buyer as contemplated by this Agreement such as required under clause 2.5 of Muuto Holding’s articles of association.

(d)                       Evidence that MIE4’s board of management has granted its consents to the sale and transfer of the MIE4 Shares to the Buyer as contemplated by this Agreement such as required under MIE4’s articles of association.

(e)                        Transcripts of the MIE4’s electronic register of shareholders and transcript of Muuto Holding’s electronic register of shareholders with the Buyer duly registered as the owner of the Sale Shares free and clear of any Third Party Rights.

(f)                         Letters of resignation signed by those members of the boards of directors (elected by a general meeting) of the Group, which the Buyer has determined shall resign in connection with Closing, provided that the Buyer has notified the Sellers of this no later than 5 Business Days before the Closing Date. Each letter of resignation must state that the resigning board members will retire effective as of Closing and that they do not have any claims against the relevant Group Company (subject to having been paid a proportionate part of their ordinary annual remuneration by the relevant Group Company at or before Closing).

(g)                        Letter of resignation signed by the auditor of each of the Group Companies, provided that the Buyer has determined one or more of such auditors shall resign in connection with Closing and have notified the Sellers of this no later than 5 Business Days before the Closing Date. The resignation shall be effective as of Closing and the resigning auditors are entitled to receive their fees for services rendered to the Group prior to Closing. The Buyer shall procure that any necessary payments of such fees accrued on or prior to the Closing Date are made by the Group if the fees have not been fully settled before or at the Closing Date, provided that the fees relating to the period prior to 1 January 2018 have been included as Net Debt items in the calculation of the Purchase Price.

(h)                       Documentation that the Sellers or any Sellers’ Related Party has paid any amount owing to a Group Company.

(i)                           Present in writing the results of the Bring Down of Disclosures.

(j)                          USB with an electronic copy of the documents contained in the Due Diligence Material.

(k)                       Documentation that Peter Bonnén has resigned as CEO of Muuto Inc. with effect from 31 December 2017 and that both Peter Bonnén and Muuto Inc. have waived the applicable notice periods and his entitlement to bonus of DKK 600,000 under the employment agreement.

(l)                           Evidence of the authority of the individual(s) signing the Closing Memorandum on behalf of the Sellers.

8.4                              At Closing, the Buyer must take the following actions and deliver the following documents:

(a)                       Pay the Closing Payment Amount in favour of the Sellers by wire transfer to the Sellers’ Bank Account.

(b)                       Pay the Pay-Off Amounts into the accounts notified by the Sellers to the Buyer pursuant to clause 8.1.2 in immediately available funds.

(c)                        Provide documentation that the Sellers and the Sellers’ Related Parties have been released from any and all obligations, current or contingent, under any warranty, guarantee, letter of indemnity, letter of comfort or the like assumed in respect of obligations resting on or otherwise for the benefit of any Group Company.

(d)                       Present (i) evidence of payment of the premium payable to the Insurer under the Insurance Policy and (ii) a signed version of appendix A2 (or the equivalent) to the final Insurance Policy (“closing no claims declaration”).

(e)                        Evidence of the authority of the individual(s) signing the Closing Memorandum on behalf of the Buyer.

8.5                              The actions taken under clauses 8.3 and 8.4 will be considered to have been taken simultaneously, and none of the actions taken by one Party will be considered to have been taken until the actions to be taken by the other Party have been taken. As such, the title to the Sale Shares shall not pass to the Buyer until Closing has been perfected. Perfection of Closing will be evidenced by the executed Closing Memorandum, which the Parties must sign immediately after all the Closing actions have occurred and all the Closing deliveries have been made.

8.6                              If a Party fails to fulfil its obligations at Closing under clauses 8.3 and 8.4 although the Closing conditions under clause 7.1 have been fulfilled or waived, such failure will be considered as a Breach. In the event of such Breach, the non-breaching Party shall allow the breaching Party a period of 10 Business Days during which the breaching Party is entitled to remedy the breach in order to carry out Closing. After expiry of the above-mentioned period, the non-breaching Party is entitled to either (i) defer Closing to a subsequent Business Day or (ii) claim damages against the breaching Party (such damages to be calculated pursuant to general principles under Danish law) and the limitations set out in clause 14.1.7 (Buyer’s Knowledge), 14.3.1 (De Minimis and Basket) shall not apply.

8.7                              Conditional upon Closing, Unos and the Company confirm that the investor agreement dated 11 August 2014 between Unos and the Company shall automatically terminate and cease to have any effect.

9.                                     Actions after Closing

9.1                              Filings

9.1.1                    The Buyer must hold a general meeting of each Group Company immediately after Closing for the purpose of electing new members of the board of directors in replacement of the members resigning in accordance with clause 8.3(f) and, if applicable, a new auditor(s) if the Buyer has determined that one or more auditors shall resign in accordance with clause 8.3(g). The Buyer must register the changes with the Danish Business Authority or any foreign authorities, as applicable, as soon as practicably possible after the Closing Date.

9.1.2                    The Buyer must as soon as possible after Closing (i) register the change of ownership of MIE4 and Muuto Holding with the Danish public register of shareholders and (ii) register the real owners of the Group with the Danish public register of shareholders.

9.2                              Further assurance

9.2.1                    Subject to the limitations under applicable Law, each of the Parties shall sign and deliver any such documents and take any such actions as may reasonably be required by the other Party in order to carry out the provisions of this Agreement and to consummate the transactions contemplated hereby.

10.                              Due Diligence

10.1                       The Buyer and the Buyer’s legal, financial, accounting and tax advisors have been given the opportunity to conduct a thorough due diligence review of the matters, facts and circumstances relating to the Group. The Buyer and the Buyer’s advisors have had access to the Due Diligence Material, and the Buyer and its advisors have been given access to ask questions and request additional information related thereto. The management of the Company has made a presentation of the Group and its activities to the Buyer who has been permitted to ask questions to this at the Q&A Sessions.

11.                              Sellers’ Warranties

11.1                       Subject to (i) all matters and facts which  at Signing with respect to Warranties effective at Signing and at Closing with respect to Warranties effective at Closing were Disclosed to or otherwise within the Buyer’s Knowledge, (ii) clause 11.2 and (iii) clause 14, effective as of Signing and Closing, unless a specific warranty provides that it shall only be effective as of Signing or Closing, the Sellers make the representations and warranties to the Buyer set out in Schedule 11.1 severally (not jointly) and on a pro rata basis in accordance with the Allocation Principles unless (i) a Warranty is made by an individual Seller with respect to such Seller’s own position in which case only such Seller is liable for any Breach of the relevant Warranty, and/or (ii) the representation and warranty is made with respect to or otherwise covers MIE4, in which case only Maj Invest is liable for any breach of such representation and warranty.

11.2                       The Sellers’ Warranties are the Sellers’ complete and only warranties. The Buyer is not entitled to rely on any assumptions, warranties, agreements or declarations not explicitly stated in the Agreement.

12.                              Buyer’s Warranties

12.1                       The Buyer has given the following Warranties to the Sellers:

(a)                       The Buyer is a Danish private limited liability company incorporated in accordance with Danish legislation and registered with the Danish Business Authority.

(b)                       The Buyer has the required organisation and is entitled (i) to operate its business; (ii) to own its assets; (iii) to sue and be sued; (iv) to conclude the Agreement; and (v) to fulfil its obligations under the Agreement.

(c)                        The Buyer has taken all actions required by its Corporate Documents and applicable legislation in order to conclude the Agreement and fulfil its obligations under the Agreement.

(d)                       The Buyer is not required to have the Agreement and the fulfilment of the obligations of the Agreement approved by any shareholder, creditor or other Person or to file or register the Agreement with any public authority unless otherwise provided by the Agreement.

(e)                        The Agreement is binding on the Buyer, and its terms may be enforced against the Buyer.

(f)                         The Buyer has arranged binding, sufficient financing for the consummation of the transactions contemplated by this Agreement in full, and such financing is not subject to or conditional upon any conditions or circumstances beyond the control of the Buyer.

(g)                        The conclusion of the Agreement and the fulfilment of the obligations of the Agreement do not conflict with (i) the Buyer’s Corporate Documents; (ii) any judgment, court order or other decision made by a court, arbitration tribunal or public authority being binding on the Buyer; or (iii) any legislation to which the Buyer is subject.

(h)                       The Buyer is not a party to any dispute before a court, arbitration tribunal or public authority which may prevent or delay Closing.

(i)                           The Buyer has no knowledge about any circumstance, matter or fact that may give rise to a Claim for breach of the Sellers’ Warranties.

12.2                       The Buyer’s Warranties set out in clause 12.1 are given with effect as per the Signing Date and shall be deemed to have been repeated at the Closing Date.

13.                              Specific indemnities

13.1                       The Sellers — pro rata in proportion to the benefit received by each of the Sellers and/or its respective Related Parties, as the case may be, unless otherwise stated herein - agree to hold harmless and indemnify the Buyer against any and all Losses, directly or indirectly, arising out of or relating to any Leakage wholly or partly decided, declared, entered into, executed or implemented from a Muuto Group Company during the period from 1 January 2018 until Closing.

13.2                       The obligation to indemnify the Buyer under clauses 13.1 shall not be subject to the limitations set out in clause 15.1.2 (Buyer’s Knowledge), 15.3.1 (De Minimis and Basket), and 15.3.2 (Cap).

14.                              Sellers’ Liability

14.1                       General principles

14.1.1             If the Sellers or any of them commit a Breach of the Agreement, the relevant Seller(s) in Breach must indemnify the Buyer against any Loss in accordance with the general rules of Danish law, subject to the terms and limitations stated in this clause 14. However, the Sellers are in no event liable for any indirect or consequential loss, provided that this exclusion shall not apply to reasonably foreseeable indirect or consequential losses, and the Buyer is at all times required to mitigate its Loss in accordance with the general principles of Danish law.

14.1.2             The Sellers shall be severally (and not jointly) liable and on a pro rata basis in accordance with the Allocation Principles, unless otherwise stated herein. Maj Invest shall be exclusively liable for any Breach relating to MIE4, including any Breach of the Sellers’ Warranties provided in respect to MIE4.

14.1.3             Subject to the terms and limitations of this Agreement, the Buyer shall make any and all Claims relating to any Breach of any of the Sellers’ Warranties (which for the avoidance of doubt do not include the no leakage indemnity in clause 13.1) under the Insurance Policy, and the Buyer shall have no recourse or otherwise any right to make any such Claims for Breach of the Sellers’ Warranties against the Sellers, except (i) if such Claim is due to fraud or wilful misconduct by the Sellers on or prior to the Closing Date; or (ii) if such Claim is based on a Breach of the Fundamental Warranties, in which cases the Sellers shall indemnify the Buyer in accordance with the terms and conditions of this Agreement, but only to the extent that the Buyer cannot obtain coverage under the Insurance Policy for such Claim.

14.1.4             For the avoidance of doubt, the Buyer shall have no claim or recourse against the Sellers for a Breach of any of the Sellers’ Warranties that may be excluded from coverage under the Insurance Policy on account of the content of the Bring Down of Disclosures.

14.1.5             The Buyer undertakes to ensure that the Insurance Policy provides that any insurance provider or any other parties deriving rights under the Insurance Policy shall not raise any Claim for a breach of Sellers’ Warranties against the Sellers in respect of or as a result of payments made under the Insurance Policy except in the event of fraud or wilful misconduct by the Sellers in which case the Buyer shall be entitled to raise a Claim as set out in clause 14.8.1.

14.1.6             In no event shall the limits or unavailability of the Insurance Policy for any reason affect the Sellers’ liability under this Agreement.

14.1.7             The Sellers have no obligation to indemnify the Buyer for any Loss if the matter which constitutes such Breach has at Signing with respect to Warranties , covenants or other obligations effective at Signing or at Closing with respect to Warranties, covenants or other obligations effective at Closing been Disclosed to or is otherwise within the Buyer’s Knowledge, always provided that this clause 14.1.7 shall not apply in the event of a breach of the Fundamental Warranties.

14.1.8             The Sellers make no Warranties and have no obligation to indemnify the Buyer in respect of information on prospects concerning the future or otherwise of a forward-looking nature, including business plans, budgets and forecasts, regardless of whether such information is included in the Due Diligence Material or otherwise provided to the Buyer.

14.1.9             The Sellers or any of them are entitled to remedy a Breach of this Agreement not covered by the Insurance Policy, if such Breach is capable of being remedied, within 10 (ten) Business Days after receipt of the Buyer’s Notice of the Claim. The Claim will cease to exist if the Breach has been duly remedied by the Sellers or any of them.

14.2                       Calculation of Loss

14.2.1             Any Loss shall be calculated without taking into account any multiple or other method used for the calculation of the Purchase Price and paid on a DKK 1 for DKK 1 basis by cash payment.

14.2.2             The Sellers are not liable to pay indemnification against any Loss for which a specific provision or write-off with respect to the relevant Loss has been made in an Annual Report, the Interim Accounts or adjusted for in the pro forma closing balance sheet (cf. clause 5.6.1).

14.2.3             Any Loss caused by changed legislation after the Signing Date or actions taken by the Buyer or the Group after Closing cannot form the basis of a Claim against the Sellers.

14.2.4             When calculating a Loss, the Buyer must take into account any amount and any benefit that the Buyer or the Group has received from a third party as a result of the Breach, and any such amount and benefit must be set off against the Buyer’s Claim against the Sellers, including

(a)                       any tax savings that the Buyer, the Buyer’s Affiliates or a Group Company has obtained; and

(b)                       any compensation or other recovery (including without limitation insurance proceeds) that the Buyer, the Buyer’s Affiliates or a Group Company has received.

14.2.5             The Sellers’ indemnification against any Loss will be considered as a reduction of the Purchase Price.

14.2.6             The Buyer shall not be allowed to obtain payment or compensation twice over or in respect of the same matter or incident. If the Buyer subsequently receives payment from a third party in respect of a Loss against which the Sellers have already indemnified the Buyer, the Buyer must repay an equal amount to the Sellers with the addition of Interest from the date on which the amount was received from such third party.

14.3                       Liability thresholds and Cap

14.3.1             The Sellers are not liable for the Buyer’s Loss unless;

(a)                       each individual Loss (or serial of related Losses arising from substantially the same matter or circumstance) as finally determined exceeds DKK 500,000 (“De Minimis Threshold”); and

(b)                       the total amount of the Buyer’s Losses, each Loss (or serial of related Losses arising from substantially the same matter or circumstance) as finally determined exceeding the De Minimis Threshold, amounts to at least DKK 10,000,000 (“Basket”) and in that case only the part of the Loss exceeding the Basket.

14.3.2             Further, the maximum aggregate liability of the Sellers for any and all claims arising out of or relating to this Agreement shall be limited in total to an amount equal to DKK 300,000,000 (“Cap”).

14.3.3             Losses not exceeding the De Minimis Threshold once finally determined shall not qualify for indemnification.

14.3.4             The limitations set out in clauses 14.3.1 and 14.3.2 shall not apply to Claims resulting from a breach of the Fundamental Warranties, the covenants pursuant to clause 15 or any Leakage.

14.4                       Time limitations

14.4.1             The Sellers are not liable for the Buyer’s Loss unless the Buyer has given due Notice of the Claim to the Sellers’ Representatives

(a)                       no later than 24 (twenty four) months after the Closing Date, unless the Claim relates to a breach of  the Fundamental Warranties or the Warranties set out in clauses 6 (Tax) and 11 (Real Property) of Schedule 11.1;

(b)                       no later than 7 (seven) years after the Closing Date if the Claim relates to a Breach of the Sellers’ Warranties set out in clauses 6 (Tax) and 11 (Real Property) of Schedule 11.1; and

(c)                        no later than 7 (seven) years  after the Closing Date if the Claim relates to a Breach of the Fundamental Warranties.

14.4.2             Failure to give notice of any Claim within the time limitations specified in clause 14.4.1 shall always automatically result in the Claim being considered forfeited by the Buyer.

14.4.3             The time limitations set out in clause 14.4.1 apply irrespective of whether the Buyer had any knowledge of the matters giving rise to a Claim before expiry of the applicable time period.

14.4.4             The Buyer must irrespective of the matter, fact or circumstance giving rise to the Claim provide Notice of the Claim no later than 30 (thirty) Business Days after the Buyer has become aware of the basis of a Claim or a possible Claim. The Buyer’s failure to give notice of a Claim within this time period will not relieve the Sellers from any liability, but to the extent that the Buyer’s Loss has increased after the time the Notice of the Claim fell due, the Sellers shall not be obligated to indemnify such increased part of the Buyer’s Loss.

14.5                       Notice of Claims

14.5.1             In the event that the Buyer wishes to make a Claim against the Sellers, or if the Buyer acquires knowledge of a matter which may give rise to a Claim against the Sellers, the Buyer must give notice (“Notice”) of the Claim to the Sellers’ Representatives in accordance with clause 14.4.

14.5.2             Any Notice of a Claim must, to the extent that such information is available to the Buyer at the time, include a detailed description of the Claim, its actual and legal basis and a calculation of the Loss or the estimated Loss. The Notice of the Claim shall to the extent available to the Buyer be accompanied by all available written documentation necessary to reasonably support the Claim.

14.6                       Third Party Claims

14.6.1             If a claim has been raised by a third party against a Group Company or by a Group Company against a third party which may result in or has resulted in the Buyer’s Notice of a Claim under the Agreement not covered by the Insurance Policy, the Sellers may decide to take over the conduct of the claim provided that the Sellers pay all the expenses relating thereto. If the Sellers decide not to take over the conduct of the claim, the Buyer must (i) keep the Sellers’ Representatives informed on an ongoing basis of any significant developments in the matter; (ii) give the Sellers’ Representatives and its advisors unrestricted access to the Buyer’s and the relevant Group Company’s relevant books, records and accounting material pertaining to such claim, (iii) give the Sellers’ Representatives and their advisors reasonable access to consult with the Buyer’s, or any relevant Group Company’s employees and advisors relevant in the context of such claim, and (iv) take any such reasonable action requested by the Sellers’ Representatives to make, defend or settle any such claim raised by or against a third party.

14.7                       Exclusive remedies

14.7.1             After Closing, the right to indemnification described in this clause 14 is the Buyer’s only remedy for Breach. The Buyer is not, except for the situations described in clause 7.4, entitled to terminate the Agreement or demand a proportionate reduction of the Purchase Price (forholdsmæssigt afslag).

14.8                       Qualified Breach

14.8.1             The limitations in this clause 14 do not apply to any Claim for a Breach arising out of or as a result of fraud or wilful misconduct. In that case, the general principles of Danish law will apply. The Sellers’ obligation to indemnify the Buyer for such Claim(s) is only limited in the way that such Claims together with all other Claims raised against the Sellers shall not exceed, in the aggregate, the Purchase Price and notwithstanding anything to the contrary set forth herein, the aggregate liability of each Seller under this Agreement shall in no event exceed such Seller’s part of the Purchase Price, such as calculated by applying the Allocation Principles. For the avoidance of doubt, to the extent the Buyer has been able to recover part of the relevant Loss under the Insurance Policy, the Sellers shall not be liable for the part of the Claim recovered under the Insurance Policy.

14.9                       Waivers and indemnities

14.9.1             The Buyer hereby irrevocably waives - and agrees to procure that each Group Company waives - any claim against any Person having served as member of the executive management or the board of directors of a Group Company at any time prior to Closing based on such Persons’ acts or omissions as board members and members of other relevant corporate bodies of a Group Company. Exempted from this discharge shall be any liability relating to any such Person’s, wilful misconduct or fraud and the Buyer shall not be obligated to procure that each Group Company grants discharge if such, wilful misconduct or fraud has been discovered prior to the date of the first annual shareholders’ meeting following Closing.

14.9.2             The limitations on the Buyer’s right to pursue a Claim against the Sellers and the Sellers’ Related Parties agreed in this Agreement (e.g. clause 14.3), shall apply mutatis mutandis to the Group Companies. Consequently, the Buyer shall not be permitted to raise a claim against the Sellers or any of the Sellers’ Related Parties indirectly through a Group Company if the Buyer had been excluded from raising such claim directly. As such, the Buyer shall procure that neither of the Group Companies puts forward such claims and the Buyer undertakes to indemnify the Sellers against any Loss incurred by the Sellers or any of the Sellers’ Related Parties arising out of any claim by a Group Company against the Sellers or any of the Sellers’ Related Parties if the Buyer is excluded from raising such claim against the Sellers under this Agreement (excluding amounts owing on normal credit terms in the ordinary course of business, which amounts remain outstanding until due).

14.9.3             If subsequent to Closing, the Sellers (or any of them) become aware that a Seller or any Seller’s Related Party remains obligated - whether actually or potentially — under any guarantee or other agreement which relates solely to the obligations of a Group Company, then the Buyer shall procure the release of the relevant Seller(s) or its Related Parties from any such obligation.

15.                              Restrictive Covenants

15.1                       Each of KB together with its ultimate owner Kristian Byrge, and B Holding together with its ultimate owner Peter Bonnén, shall for a period of three (3) years from the Closing Date not be entitled to be employed by or be a consultant to or otherwise assist or be involved in other undertakings if any such undertaking is a Competing Business, save that each of them may hold, directly or indirectly, up to five (5) per cent in total of the shares and voting rights of any listed company provided that they are not represented (in person or by a representative) on the board of directors of such listed company.

15.2                       Each of KB together with its ultimate owner Kristian Byrge, and B holding together with its ultimate owner Peter Bonnén shall for a period of three (3) years (however, six (6) months for Danish employees) from the Closing Date not be entitled to, directly or indirectly, through companies or legal entities Controlled by or Controlling such Seller or ultimate owner, actively seek to solicit or hire any current employee of the Group without the prior written consent of the Buyer, or in any way cause or encourage such employees to leave any of the Group Companies.

15.3                       If KB or its ultimate owner Kristian Byrge, or B Holding or its ultimate owner Peter Bonnén, respectively, contemplates to be employed with or become a consultant for or otherwise assist or become involved in any undertaking that will or may constitute a Competing Business in violation of clause 15.3 (such business the “New Business”), the relevant of KB, its ultimate owner Kristian Byrge, B Holding and/or Peter Bonnén (such Person the “Notifying Person”) shall be entitled to provide a notice to the Buyer requesting the Buyer to consider whether the New Business will in the Buyer’s view, if undertaken by the Notifying Person, constitute a Competing Business. The Buyer must no later than 15 Business Days after having received notice from the Notifying Person provide its consent to or reject that the Notifying Person undertakes the New Business. If the Buyer fails to inform the Notifying Person of its consent or rejection within the stipulated timed period, a consent to the Notifying Person undertaking the New Business shall be considered as automatically granted. Any consent provided, irrespective of whether such consent has been granted by the Buyer or by virtue of the Buyer failing to provide notice in accordance with this clause 15.3, shall be binding and irrevocable on the Buyer.

15.4                       If KB or its ultimate owner Kristian Byrge, or B Holding or its ultimate owner Peter Bonnén (such Person hereinafter a “Non-Complying Person”) does not comply with clauses 15.1 and 15.2, the Buyer shall immediately send a written notice thereof to the Non-Complying Person who shall immediately and no later than five (5) Business Days after the receipt of the notice, if relevant, remedy the non-compliance by ceasing the Competing Business.

15.5                       In case a Non-Complying Person does not remedy its breach within five (5) Business Days as set out in clause 15.3, and/or (ii) if the breach by its nature cannot be remedied, the Non-Complying Person shall pay liquidated damages (in Danish: “konventionalbod”) to the Buyer  in the amount of DKK 2,000,000 for each case of non-compliance. The payment of liquidated damages will not cure the non-compliance, nor will it prevent the Buyer from claiming any other rights under Danish law (or other applicable law). In case of any non-compliance with clauses 15.1 and 15.2, the Buyer will further be entitled to seek an injunction (in Danish “fogedforbud”) before the ordinary courts against the Non-Complying Person without having to put up any security irrespective of the provision for arbitration.

16.                              Confidentiality and publication

16.1                       The Parties are obligated to keep confidential (i) the terms of the Agreement; and (ii) all information concerning the other Party and the Company received as part of the negotiations concerning the conclusion and fulfilment of the Agreement.

16.2                       Notwithstanding clause 16.1, each Party is entitled to disclose such confidential information to relevant third parties (i) if such disclosure is required by applicable legislation, stock exchange regulations, Tax authorities or by any other competent public authority or court; (ii) if such disclosure is made in connection with the preparation of customary accounts or reports intended for publication; (iii) if such disclosure is made to a Party’s owners, affiliated companies, employees involved in the preparation or execution of this Agreement, (iv) if such disclosure is made to a Party’s counsels, accountants, consultants, agents and other representatives being subject to a duty of confidentiality in respect of such information; (v) if such information has come into the public domain without being due to a Party’s Breach of this clause 16 or any confidentiality obligation undertaken by a Party or its Relates Parties prior to the date of this Agreement; or (v) if the other Party has approved such disclosure in writing.

16.3                       A Party disclosing confidential information in accordance with clause 16.2(iii) shall cause any permitted recipient receiving confidential information not to disclose to any Person or use or exploit for any purpose whatsoever any such confidential information, which such Party itself is prohibited from disclosing.

16.4                       Immediately after the Signing Date, the Parties will issue the press release in substantially the same form as   attached as Schedule 16.4 with such changes that the Buyer, Maj Invest, B Holding and KB may agree to.

17.                              Other provisions

17.1                       Notices

17.1.1             Any notices between the Parties concerning matters arising out of this Agreement must be in writing and be sent by (i) registered letter with return receipt or (ii) email (to be followed by ordinary letter within the following Business Day where the transmission is made if the recipient does not acknowledge the receipt of the email) to the following (email) addresses or such other addresses as may subsequently be notified by a Party to the (other) Parties in accordance with this clause 17.1:

If to the Sellers to:

Maj Invest Equity 4 K/S

C/o Bech-Bruun

Langelinie Allé 35

2100 Copenhagen, Denmark

Att: Thomas Riis (e-mail: tri@majinvest.com)

B Holding 2005 ApS

c/o Jasmi Bonnén

Stormgade 35. 3. th.

1555 Copenhagen, Denmark

Att: Peter Bonnén (pb@muuto.com)

KB ApS

c/o Muuto A/S
Østergade 36 - 38, 4.

Att: Kristian Byrge (kb@muuto.com)

with a copy to (not serving as Notice):

Bruun & Hjejle Advokatpartnerselskab

Nørregade 21, 1165 Copenhagen K, Denmark

Att: Jesper Schultz Larsen (e-mail: jsl@bruunhjejle.dk)

If to the Buyer to:

Knoll, Inc.

1330 Avenue of the Americas

New York, NY 10019

United States

Att: Michael Pollner (e-mail: Michael_Pollner@knoll.com)

with a copy to (not serving as Notice):

Jenner & Block

919 Third Avenue, 39th Floor

New York, NY 10022

Att: Uri Doron (e-mail: UDoron@jenner.com)

17.1.2             Notices shall be deemed to have been made on the date of the receipt thereof by the recipient as indicated on the return receipt or the date of email if the receipt of this is either confirmed by the recipient or if the transmission of the email is followed up by registered letter as set out in clause 17.1.1. Any such notice shall be in Danish or English language.

17.2                       Sellers’ Representatives

17.2.1             With respect to the matters set out in this clause 17.2.1, the Sellers shall vis-à-vis the Buyer act as one party and shall (i) appoint one or more representatives (“Sellers’ Representatives”) and (ii) one legal adviser to represent all of the Sellers in any matter or dispute involving the Buyer, except that any Sellers having a conflict of interest with one or more of the other Sellers in such dispute may appoint its own legal adviser. The Sellers have hereby appointed Maj Invest, KB and B Holding, acting jointly (with a right of substitution) as the Sellers’ Representatives under this Agreement vis-à-vis the Buyer to the effect that Maj Invest, KB and B Holding, are authorised, when acting jointly, to legally bind the Sellers in any matter arising out of or in connection with this Agreement and the consummation of the transaction contemplated hereby, including (i) receiving any notice required to be delivered to the Sellers pursuant to this Agreement, (ii) determining any matters related to calculation of the Purchase Price and receipt of the Buyer’s payment of the Purchase Price, (iii) accepting or rejecting any Claim raised by the Buyer against any of the Sellers, or (iv) waiving any rights of the Sellers hereunder, provided, however, that such acts (other than receipt of notice pursuant to item (i)) are, in the Sellers’ Representatives’ discretion, made to the joint benefit of all Sellers, is made in writing and that the Sellers’ Representatives are explicitly stating that they are acting in their capacity as the Sellers’ Representatives intending to bind the Sellers. No Seller shall have any right to raise a claim against the Sellers’ Representatives (or any of them) with respect to actions duly taken in accordance with this clause 17.2.1.

17.3                       Assignment

17.3.1             The Buyer is not entitled to assign, in full or in part, the rights and obligations set out in the Agreement without the prior written consent of the Sellers, except that the Buyer shall be entitled to assign its right under this Agreement to (i) its financing providers and (ii) any of its Affiliates, provided that the Buyer shall remain jointly and severally liable with such Affiliate for any and all obligations so assigned.

17.4                       Amendments and severability

17.4.1             If the Parties agree to amend the Agreement, such agreement must be made in writing.

17.5                       If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable, the legality, validity and enforceability of the rest of this Agreement shall not be affected.

17.6                       Costs

17.6.1             Unless otherwise explicitly stated in the Agreement, each Party will pay its own costs relating to the negotiations, drafting and conclusion of the Agreement and the fulfilment of the obligations of the Agreement (including all fees for its own legal, financial or other advisors).

17.6.2             The Buyer shall bear the cost of the premium, broker fee, etc., payable to the underwriter(s) pursuant to the Insurance Policy, the insurance broker and their respective advisers.

17.7                       Entire Agreement

17.7.1             This Agreement supersedes any prior oral or written agreement or understanding between on the one side the Sellers and on the other side the Buyer, as well as any prior oral or written undertaking, representation and warranty of any kind with respect to all matters comprised by or referred to in this Agreement.

18.                              Governing law and disputes

18.1                       The Agreement is governed by and will be interpreted in accordance with Danish law, excluding its conflicts of law rules and CISG.

18.2                       Any dispute arising out of the Agreement, including any dispute concerning its existence or validity that cannot be settled amicably between the Parties within 30 days after one Party’s receipt of Notice from the other Party including a detailed description of the dispute, will be decided with final effect by the Danish Institute of Arbitration (Danish Arbitration). The Danish Institute of Arbitration will apply the rules of procedure in force when the application for arbitration is submitted.

18.3                       Each Party will appoint 1 arbitrator, it being understood that if more than one Seller is party to the arbitration such Sellers shall jointly appoint 1 arbitrator. The Danish Institute of Arbitration will appoint 1 further arbitrator who will act as the chairman of the arbitration tribunal. If a Party fails to appoint an arbitrator within 30 days of submitting an application for arbitration or of receiving Notice of arbitration, the Danish Institute of Arbitration will also appoint that arbitrator.

18.4                       The arbitration proceedings will take place in Copenhagen, and the language of the proceedings will be English.

18.5                       The Parties are not entitled to disclose any confidential information relating to the arbitration proceedings to any third party, including information on any decision or arbitration award, unless the other Party has consented in writing to such disclosure. However, either Party is entitled to disclose information relating to the arbitration proceedings to a third party if such disclosure is made to protect its interests in relation to the other Party or if such disclosure is made in accordance with the provisions of clause 16.2.

*****

(signatures on the next page)

Signature page for the share purchase agreement concerning project Aurora

On behalf of Knoll Denmark ApS

/s/ Charles RayField		/s/ Michael A. Pollner
Name:	Charles RayField	Name:	Michael A. Pollner
Title:	Director	Title:	Director

On behalf of Maj Invest Equity 4 K/S

/s/ Erik Holm		/s/ Thomas Riis
Name:	Erik Holm	Name:	Thomas Riis
Title:	Managing Partner	Title:	Director

On behalf of B Holding 2005 ApS

/s/ Peter Andreas Bonnén
Peter Andreas Bonnén
Title:	Director

On behalf of KB ApS

/s/ Kristian Byrge
Kristian Byrge
Title:	Director

On behalf of Unos ApS

/s/ Bruno Christesen
Bruno Christesen
CEO

On behalf of AK Cleemann Holding ApS

/s/ Anders Cleemann
Anders Cleemann

Signature page for the share purchase agreement concerning project Aurora

The below signatories hereby acknowledges and agrees to be bound by the covenants set out in clause 15:

Peter Andreas Bonnén, ultimate owner of B Holding 2005 ApS

/s/ Peter Andreas Bonnén
Peter Andreas Bonnén

Kristian Byrge, ultimate owner of KB ApS

/s/ Kristian Byrge
Kristian Byrge

Signature page for the share purchase agreement concerning project Aurora

The below signatory hereby acknowledges and agrees to be bound by the guarantee set out in clause 6.3:

On behalf of Knoll, Inc.

/s/ Andrew B. Cogan
Name:	Andrew B. Cogan	Name:
Title:	CEO	Title: